MAI Wealth Advisors, LLC
1360 EAST 9TH ST, STE 1100
 Cleveland, Ohio 44114

August 27, 2010

Mr. Stacey E. Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Expense Limitation Agreement

Dear Mr. Hong:

MAI Wealth Adviors, LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding other expenses, taxes, leverage interest, acquired fund fees and expenses, dividends or interest on short positions, other interest expenses, brokerage commissions, and extraordinary expenses such as litigation) for the Dividend Plus+ Income Fund (the “Fund”) Investor Class and Institutional Class do not exceed 1.24% and 0.99%, respectively, the period from September 1, 2010 through September 1, 2011.

This agreement can only be terminated or amended upon the approval of the Forum Funds Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on September 1, 2011.

Very truly yours,

By:           /s/ Richard J. Buoncore

Name:    Richard J. Buoncore
Title:   Managing Partner